Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
February 6, 2011	Gary Chapman	Kurt Ogden
The Woodlands, TX	(281) 719-4324	(801) 584-5959
NYSE: HUN

HUNTSMAN CORPORATION ANNOUNCES APPOINTMENT OF JON
HUNTSMAN, JR. AS NEW BOARD MEMBER

The Woodlands, TX — Huntsman Corporation (NYSE: HUN) today announced the appointment of Jon Huntsman, Jr. as a new director to its Board of Directors effective February 1, 2012.

Jon Huntsman, Jr., age 51, most recently was a candidate for the Republican nomination for the President of the United States.  He suspended his campaign less than a month ago.  Mr. Huntsman’s public service career includes his two time election as Governor of Utah, United States Ambassador to China, United States Ambassador to Singapore, and Deputy United States Trade Representative and Ambassador.

Governor Huntsman is a founding director of the Pacific Council on International Policy.  He has also served in numerous senior positions.  They include, among others, the Brookings Institute Asia Policy Board, the Center for Strategic and International Studies Pacific Forum, the Asia Society in New York and the National Bureau of Asian Research.  Governor Huntsman’s breadth of service in Asia has been developed over a lifetime of interest and involvement.  He has previously lived in Asia four times and speaks fluent Mandarin Chinese.  Additionally, his experience in the private sector has been extensive in various senior global positions, including service on other corporate boards.

Commenting on the appointment, Jon M. Huntsman, Sr., Executive Chairman of the Board of Directors of Huntsman Corporation said, “Jon is regarded with dignity and respect throughout the world.  His international and diplomatic experience is well known and admired.  He has previously served as Vice Chairman of our Huntsman businesses and thus will contribute enormously as a member of our Board of Directors.”

Jon Huntsman, Jr. will serve as a class III director for a term that expires at the Company’s 2013 Annual Meeting of Stockholders.  The Huntsman Board now comprises ten directors, six of whom are independent directors.

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals. Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman has approximately 12,000 employees and operates from multiple locations worldwide. The Company had 2010 revenues of over $9 billion. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.